Exhibit 10.1
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this 21st day of March, 2008, by and among TL ACQUISITION GROUP LLC, a Delaware limited liability company (the “Buyer”), AMERICAN LEISURE EQUITIES CORPORATION d/b/a TRAVELEADERS, INC., a Florida corporation (the “Seller”), and AMERICAN LEISURE HOLDINGS, INC., a Nevada corporation, being the sole shareholder of the Seller (the “Shareholder”).

RECITALS

The Seller is engaged in the business of providing business and vacation travel services (as conducted by the Seller, the “Business”).  The Buyer desires to purchase, and the Seller desires to sell, the Business and substantially all of the non-cash assets of the Seller upon the terms and conditions herein set forth.

NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS HEREBY AGREED AS FOLLOWS:
AGREEMENT

COMMONLY USED DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“ALG” shall mean American Leisure Group, Ltd. the majority shareholder of Shareholder.

“ALG Guaranty” shall mean the Guaranty of ALG in favor of Buyer in the form attached hereto and incorporated herein as Exhibit A.

“Bank Loan” means that certain loan, dated September 26, 2007, from Regions Bank to Seller.

“Breach” shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, default under or conflict with, or failure to perform or comply with, any covenant, provision, term or  other obligation, in or of the Transaction Documents or any Contract, Laws, Order, License, or any event which with the passing of time or giving of notice, or both, would constitute such a breach, default, conflict or failure.

“Closing Date” shall mean March 21, 2008 or such other date on which the Closing occurs, as mutually agreed by Buyer and Seller.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any consent listed in Schedule 4.3(c) of the Disclosure Schedule.

“Contemplated Transactions” shall mean all of the transactions contemplated by the Transaction Documents.

“Contracts” shall mean, collectively, all written contracts, agreements, instruments, documents, leases, indentures, insurance policies, undertakings, understandings or other obligations, entered into by the Seller and which relate to the Business.

“Disclosure Schedule” shall mean the disclosure schedule attached hereto and incorporated herein, delivered by the Seller and the Shareholder to the Buyer.

“Encumbrances” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” shall mean, collectively, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act, principles of common law and any other federal, state or local laws, including rules and regulations thereunder, regulating or otherwise affecting or relating to human health or the environment.

“Environmental Materials” shall mean, collectively, any material, substance, chemical, waste, contaminant or pollutant, including petroleum and petroleum products, which is regulated, listed, defined as or determined to be hazardous, extremely hazardous, toxic, dangerous, restricted or a nuisance under any Environmental Laws.

“Financial Statements” shall mean, collectively, the financial statements (including balance sheets and statement of earnings, stockholders’ equity and cash flow) of the Seller as of and for each of its fiscal years ending December 31, 2005, 2006, and 2007 and the financial statements (including balance sheets and statements of earnings and cash flow) of the Seller for the two-month period ending February 29, 2008.

“Governmental Authority” shall mean the government of the United States or any foreign jurisdiction, any state, county, municipality or other governmental or quasi-governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing.

“Hazardous Substances” means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, et seq., similar state laws, and all regulations promulgated thereunder.

“Indemnifiable Damages” shall mean all losses, claims, damages, Liabilities, costs, expenses or deficiencies (including but not limited to reasonable attorneys’ fees and other costs and expenses of Proceedings or the defense or settlement of any claim or claims) arising out of the matters set forth in Sections 10.1 or 10.2, as applicable.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of the Seller” shall mean, with respect to each of Malcolm Wright, Fred Pauzar, Mark Elias, Omar Jimenez, Jeff Scott, the actual conscious knowledge of any such individual.

“Latest Balance Sheet” shall mean the balance sheet of the Seller as of the Latest Balance Sheet Date.

“Latest Balance Sheet Date” shall mean February 29, 2008.

“Laws” shall mean, collectively, all federal, state, local, municipal, foreign or international (including multi-national) constitutions, laws, statutes, ordinances, rules, regulations, codes, treaties or principles of common law.

“Liabilities” or, individually, “Liability” shall mean, with respect to any Person, any debt liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” shall mean, collectively, governmental, regulatory, administrative and non-governmental licenses, permits, approvals, certifications, accreditations, notices and other authorizations.

“Material Adverse Effect” shall mean, any material and adverse change in the business, properties, assets or condition (financial or otherwise) of the Business, taken as a whole; provided, however, that for purposes of this Agreement none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or there is reasonably likely to be, a Material Adverse Effect (except to the extent that any of the following has a disproportionate impact on the business, assets of condition of the Business):  (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, even if it disproportionately affects the travel business generally, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial banking, or securities markets (including any disruption thereof and any decline in the price of any security or market index, (D) changes in GAAP or (E) changes in law, rules, relations, orders or other binding directives issued by any Governmental Authority, or (ii) any adverse change applicable to the travel business generally.

“Noncompetition Agreement” shall mean the Noncompetition Agreement attached hereto and incorporated herein as Exhibit C.

“Notice of Claim” shall mean a certificate signed by the Indemnitee or its authorized representative:  (i) stating that the Indemnitee has paid or accrued (or intends to pay or accrue) Indemnifiable Damages to which it is entitled to indemnification pursuant to Article X and the amount thereof (to the extent then known), and (ii) specifying to the extent possible (A) the individual items of loss, damage, Liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed.

“Notice of Objection” shall mean a written notice of objection by the Indemnitor which shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim.

“Orders” shall mean all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” shall mean, an action taken by a Person that:  (i) generally is consistent in nature, scope, frequency and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Permitted Encumbrances” with respect to Real Property shall mean municipal and zoning ordinances, recorded easements, covenants and restrictions, provided the same do not prohibit or materially interfere with the present use, or materially affect the present value of the Leased Real Estate, and general Taxes levied on or after January 1, 2008, and not yet due or payable.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Strategic Alliance Agreement” shall mean the Strategic Alliance Agreement in the form attached hereto and incorporated herein as Exhibit D.

“Prime Rate” shall mean the prime rate of interest quoted from time to time in The Wall Street Journal, which may not be the lowest rate at with banks lend money to customers.  For purposes of this Agreement, the Prime Rate shall change on the first Business Day after the announcement of a change in the Prime Rate in The Wall Street Journal.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Real Property” shall mean, collectively, the Leased Real Estate, and any other real property heretofore owned or used by the Seller in the conduct of the Seller’s Business.

“Related Party” shall mean with respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, manager, member, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest; and

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition (a) “control” (including “controlling,” “controlled by,” and under common control with”) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Software” shall mean all computer software and subsequent versions thereof, including source code, object, executable, or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons and all files, data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.

“Subsidiaries” or, individually, “Subsidiary” shall mean any entity in which the Seller owns stock, other securities or any other ownership interest (other than ownership of less than three percent (3%) of the stock or securities of a corporation, partnership, limited liability company or other entity whose shares are listed on a nationally recognized securities exchange or are traded over-the-counter, and which stock or securities are held by the Seller solely as an investment) and any other investment by the Seller in any corporation, limited liability company, joint venture, partnership or other business enterprise.

“TAG Guaranty” shall mean the Guaranty of TAG II, Inc., a Delaware corporation and the sole member of Buyer (“TAG II”) in favor of Seller in the form attached hereto and incorporated herein as Exhibit H.

“Tax” shall mean any income, gross receipts, payroll, employment, excise, severance, documentary stamp, intangible, property, environmental, windfall profit, customs, capital stock, franchise, employees’ income withholding, social security, unemployment, disability, sales, use, transfer, value-added, alternative, add-on minimum and other Tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Third Party” shall mean a Person that is not a party to this Agreement.

“Transaction Documents” shall mean this Agreement and any other Contract entered into by the parties in connection with the Contemplated Transactions.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1              Purchased Assets.  Subject to the terms and conditions herein set forth, the Buyer shall purchase on the Closing Date, and the Seller shall sell and transfer to the Buyer, free and clear of any Encumbrances other than Permitted Encumbrances, the Business and all of the Seller’s assets and properties of every kind and description, real, personal and mixed, tangible and intangible, and wherever situated and relating to the Business, except the assets excluded pursuant to Section 1.2 hereof, all as the foregoing may exist as of the Closing Date (hereinafter, all of such assets and properties are referred to as the “Purchased Assets”).  The Purchased Assets shall include, without limitation, the following to the extent related to the Business:

(a)              All inventories of whatever kind, including, without limitation, finished goods, work-in-process and raw materials (the “Inventories”);

(b)              All trade and other accounts receivable, and all other amounts receivable except as set forth in Section 1.2(d) (the “Receivables”);

(c)              All prepaid expenses, advance commissions, payments and deposits;

(d)              All equipment (building or office), furniture, fixtures and fixed assets, including, without limitation, those items listed on Schedule 1.1(d) attached hereto (the “Equipment”);

(e)              All rights of the Seller pursuant to Contracts except as excluded in Section 1.2(d);

(f)              All right, title and interest (including the right to sue for past infringements) in and to the Intellectual Property Assets of Seller, including but not limited to the mark “TraveLeaders”;

(g)             All Licenses relating to the Business;

(h)             All office and other supplies;

(i)              All warranty rights, guaranty rights, causes of actions, judgments and claims and similar rights of the Seller relating to the Business and which are transferable (whether choate or inchoate, known or unknown) against vendors, suppliers, designers, architects, engineers or other Persons;

(j)              All lists of customers, suppliers, vendors and sources; all books, records, journals, computer software and files, except as set forth in Section 1.2(c); all information, drawings, sales and promotional materials, and telephone and telecopier numbers and listings, all as relate to the Business; and

(k)             All Insurance benefits, including rights and proceeds, arising from or relating to the Business, unless expended in accordance with this Agreement.

1.2              Excluded Assets.  The Purchased Assets shall not include, and the Seller shall retain, the following assets (the “Excluded Assets”):

(a)             Cash and cash equivalents;

(b)              The Seller’s rights under this Agreement and the other Transaction Documents;

(c)              The Seller’s minute books, stock record books and corporate franchise and Tax records and returns (including rights to Tax refunds);

(d)               Seller’s Benefit Plans; and

(e)              Any assets relating exclusively to an Excluded Liability.

1.3              Closing.  The closing, (the “Closing”) of the purchase and sale of the Business and the Purchased Assets shall take place at 10:00 a.m., local time, on the Closing Date, at the offices of Foley & Lardner, LLP, 111 North Orange Avenue, Suite 1800, Orlando, Florida 32801, or at such other time and place as may be mutually agreed to by the Buyer and the Seller, including, but not limited to, Closing via mail or facsimile.  The Closing shall be effective as of 12:01 a.m. on the Closing Date.  If the Closing has not occurred by March 25, 2008, this Agreement shall terminate and be of no further force or effect, except that such termination shall not relieve any party from Liability for any Breach of the Transaction Documents.

1.4              Certain Transitional Matters.    Except for the Required Consents, which shall be obtained prior to Closing, Buyer shall assume all risk of loss arising from or relating to any failure to obtain any of the Consents and shall indemnify and hold harmless Seller from and against any Liability arising out of or relating to such failure (but only to the extent that such Liability is suffered or incurred by reason of such failure). At the request of Buyer, Seller agrees to use reasonable commercial efforts (at no cost to Seller) to cooperate with with Buyer in obtaining any such Consents.

ARTICLE II

CONSIDERATION FOR TRANSFER

                2.                Purchase Price.  The purchase price for the Purchased Assets shall be Fourteen Million Dollars ($14,000,000) (as adjusted, the “Purchase Price”).

                                2.1              Payment of Purchase Price. The Purchase Price shall be payable at the Closing as provided herein, consisting of the assumption of liability set forth in (a) below, the cash payment set forth in (b) below, and delivery of the promissory note set forth in (c) below, all payable as follows, and subject to adjustment pursuant to Sections 2.2 and 2.3:

           (a)  Assumption. At the Closing, the Buyer will execute and deliver to the Seller the Assumption Agreement in the form of Exhibit E hereto, pursuant to which the Buyer will assume the Assumed Liabilities described in Section 3.1.

            (b)  Cash. At the Closing, the Buyer will pay the Seller, by wire transfer of immediately available funds to such account as is designated by the Seller, an amount equal to Six Million Dollars ($6,000,000) minus (x) the actual amount of the Assumed Liabilities (other than accounts payable) as of the Closing Date and minus (y) any deduction based on the Seller’s Net Payables pursuant to Section 2.3 below.

            (c)  Promissory Note. At the Closing, the Buyer will deliver a Promissory Note in the form attached hereto as Exhibit B payable to the Seller in the initial principal amount of Eight Million Dollars ($8,000,000) plus or minus the amount of the EBITDA Price Adjustment (the “Note”), payable as follows: (i) on the date which is five (5) Business Days after the date on which the EBITDA Price Adjustment is finally determined pursuant to Section 2.2 below (the “First Payment Date”), an amount equal to Two Million Dollars ($2,000,000), without interest, shall be due and payable under the Note, minus the amount the amount (not to exceed $2,000,000) of any reduction (if any) to the Purchase Price pursuant to Section 2.2(a); (ii) on each of the dates which are three months, six months, nine months and twelve months after the First Payment Date, an amount equal to all accrued but unpaid interest on the remaining principal balance under the Note shall be due and payable under the Note; (iii) on the date which is the first anniversary of the First Payment Date (the “Second Payment Date”), an amount shall be due and payable under the Note which is equal to Four Million Dollars ($4,000,000) minus all prior principal payments under the Note (or such lesser amount as shall then be outstanding under the Note); (iv) on each of the dates which are three months, six months, nine months and twelve months after the Second Payment Date, an amount equal to all accrued but unpaid interest on the remaining principal balance under the Note shall be due and payable under the Note; and (v) on the date which is the first anniversary of the Second Payment Date, all remaining principal amounts due under the Note shall be due and payable.  Beginning on the First Payment Date, interest shall accrue on the outstanding principal amount of the Note at a rate equal to seven percent (7%) per annum, simple interest, which interest shall accrue daily calculated on the basis of a 360-day year.

            (d)  Assistance with Tax Lien Discharge. In order to assist the Seller to have tax liens against the Purchased Assets discharged, the Buyer shall pay the Seller, in addition to the Purchase Price, the lesser of (i) $100,000 or (ii) 3.0% of the amount needed to discharge the tax liens, payable at the time that the Seller pays the IRS in full to discharge the tax liens. The Buyer’s payment is an incentive for the Seller to cooperate with the IRS and not an admission of liability of the Buyer or Seller to the IRS. The Seller agrees to indemnify, defend, and hold harmless the Buyer from and against any third party (including the IRS) claims, losses and damages asserted against Buyer as a result of or related to the amount paid under this paragraph and any tax liens against the Purchased Assets.

                                2.2.             Post Closing Adjustment to Purchase Price.

           (a)  EBITDA Price Adjustment. The Purchase Price will be reduced or increased by four times the amount by which the First Year EBITDA  (as defined below) is less than or is greater than $3,500,000 (the “EBITDA Price Adjustment”).   Notwithstanding the foregoing, in no event will the EBITDA Price Adjustment cause the Purchase Price (including the amount deducted at the Closing under Section 2.3 below) to be less than $6,000,000, before taking into account any claims for indemnification pursuant hereto.

           (b)  Notice and Payment.  Prior to May 15, 2009, the Buyer will deliver a written notice of the EBITDA Price Adjustment to the Seller, which notice shall contain all details and supporting data necessary to the Buyer’s determination of the First Year EBITDA and the EBITDA Price Adjustment.  The Seller will have 30 days from the receipt of said notice to notify the Buyer that the Seller disputes the EBITDA Price Adjustment.  If the Buyer has not received notice of such a dispute within such 30-day period, the Buyer will, at the end of said 30-day period, deliver the first payment on the Note (minus the EBITDA Price Adjustment and any other deductions permitted by this Agreement) to the Seller, provided that if the first payment due under the Note exceeds the amount in controversy, then so much as is not in controversy shall be due under the Note.  Otherwise, the first payment under the Note will be due within five (5) days after the final determination of the disputed EBITDA Price Adjustment.

           (c) Dispute Resolution. If, however, the Seller has delivered notice of such a dispute to the Buyer within such 30-day period, then, during said 30-day period, the parties will meet and confer in an effort to resolve their dispute. At the end of the 30-day period, if the dispute has not been resolved, the Buyer’s CPA firm will select an independent accounting firm of nationally recognized standing that has not represented any of the parties hereto within the preceding two (2) years to review the records used to calculate the EBITDA Price Adjustment.  The Seller will ratify such independent accounting firm within five business days of its selection unless there is an actual conflict of interest as reasonably determined by Seller. The independent accounting firm will make its determination of the EBITDA Price Adjustment, if any, within 60 days of its selection.  The determination of the independent accounting firm will be final and binding on the parties hereto, and upon such determination, payment will be disbursed as set forth in Section 2.1(c). The fees and costs of the independent accounting firm will be borne either by (i) the Buyer in the event that any Purchase Price reduction based on the EBITDA Price Adjustment is reduced by the independent accounting firm by five percent (5%) or more from the amount initially set forth in Buyer’s notice or (ii) the Seller in all other cases.

            (d) Certain Definitions and Related Matters.

(i)           For purposes of this Agreement, the term “First Year EBITDA” means the EBITDA of the Business during the period beginning on December 30, 2007 and ending on December 27, 2008 (the “Determination Period”).  The term “EBITDA” means the earnings of the Business (as such earnings are determined in accordance with GAAP on a basis consistent with Seller’s past practice) for the Determination Period plus (in each case only to the extent deducted in determining the earnings of the Business for the Determination Period) the sum of (i) the interest, tax, depreciation, and amortization expense for such period, (ii) any capital lease expense for capital assets acquired by the Business on or subsequent to the Closing Date, (iii) any non-cash expenses, extraordinary expenses, asset write-offs, or impairment expense incurred, accrued, or recognized with respect to the Determination Period (but only to the extent any such items are not incurred in the ordinary course of the Business on a basis consistent with Seller’s past practice), and (iv) any fee, charge, or expense payable by the Business to any other business unit of Buyer or Affiliate of Buyer other than (A) the overhead allocation permitted by the first sentence of Section 2.2(d)(ii) below and (B) fees, charges, or expenses for services incurred in the ordinary course of the Business on a basis consistent with Seller’s past practice for a price that is no less favorable to the Business than the price for which such services could be obtained from a vendor that is a non-Affiliate of Buyer.

(ii)           Subject to the limitation set forth in the second sentence of this paragraph, the parties agree that the costs and expenses of the Business which are applied in the calculation of First Year EBITDA may include appropriate charges for shared overhead expenses from Buyer or any Affiliate of Buyer.  Buyer agrees that the costs and expenses applied in the calculation of the First Year EBITDA shall not in any event exceed the amount which bears the same proportion to the revenues of the Business during the Determination Period as ninety five percent (95%) of the proportion by which the costs and expenses of the Business (to the extent such costs and expenses would be used in calculating EBITDA, as defined above) for the 2007 calendar year bear to the revenues of the Business during the 2007 calendar year, as reported by Seller to Buyer.

(iii)           Buyer agrees that, at all times during the Determination Period, the Buyer shall maintain separate books of account and records for the Business as shall be reasonably necessary to enable the determination of the EBITDA Price Adjustment.  After the Closing, Seller and its representatives shall have reasonable access during normal business hours to all books and records of Buyer necessary to verify and confirm Buyer’s determination of the EBITDA Price Adjustment, provided that the Seller shall inform the Buyer of its intention to seek such access and the matters sought to be reviewed at least 24 hours in advance and, further, that the access requested shall not interfere unreasonably with the Business, properties or operations of the Buyer.

(iv)           At all times during the Determination Period, (A) Buyer will not (i) terminate, eliminate or cease to conduct any material lines of business within the Business, (ii) materially reduce the sales and marketing efforts in support of the Business, or (iii) terminate the employment of Mark Elias, other than for cause, or materially reduce the management team reporting to Mark Elias, except to the extent any such reductions are offset by addition to Elias' staff which are approved by Elias; (B) Buyer will not divert business from customers of the Business to any other Affiliate of Buyer; and (C) Buyer will in good faith exercise its commercially reasonable efforts to maximize the EBITDA of the Business during the Determination Period and will not take any intentional action or make any intentional omission that Buyer believes, or reasonably should believe, will have a material adverse impact on the EBITDA of the Business during the Determination Period.

                                2.3.             Adjustments at the Closing.

            (a)  Adjustment to Closing Payment.  Five days prior to the Closing, the Seller and the Buyer will estimate the amount of the Seller’s accounts payable that will exist as of the Closing (the “Estimated Payables”) and will deduct from such amount Seller’s Receivables as of the Closing (excluding doubtful accounts). The net amount will be called the “Seller’s Net Payables”.  At the Closing, the amount of cash payable pursuant to Section 2.1(b) will be reduced by the amount of the Seller’s Net Payables.  Pursuant to the Closing, Buyer will assume, and thereafter pay, all such accounts payable as they become due and will purchase, and thereafter use commercially reasonable efforts to collect, such Receivables.  Any Receivables not collected six (6) months after the Closing will be transferred back to the Seller, and the Seller will, within 10 days after such transfer, pay the Buyer the face amount thereof.

            (b) Seller Deliveries.    At the Closing, the Seller will deliver to the Buyer:

                                             (i)  All customer deposits held by Seller which Seller has not yet paid over to the supplier or refunded, as applicable.

                                             (ii) Rebates accrued up to Closing, the cash or face value of free tickets, and the cash value of gift certificates accrued or promised by Seller up to Closing; provided that, if there are rebates, free tickets, or gift certificates that accrue before Closing, but cannot be calculated until afterwards, Buyer may deduct their cash or face value from any payments to Seller as accrued.

            (c)  Buyer Reimbursement.   At the Closing, Buyer will reimburse Seller for the deposits and advances paid to travel suppliers by Seller out of Seller’s own funds for which Seller has not yet received payment from a client (e.g., speculative group deposits and prepaid expenses that will benefit Buyer).

                 2.4.             Strategic Alliance Agreement.  At the Closing, Buyer and Seller will enter into the Strategic Alliance Agreement in the form attached hereto as Exhibit D.

                 2.5              [Reserved]

                2.6              Purchase Price Allocation.  The parties acknowledge and agree that the Purchase Price was negotiated and concluded on the basis of the component prices set forth on Schedule 2.6 attached hereto in accordance with the respective fair market values of the Purchased Assets.  The parties agree to report and allocate for Tax purposes (including IRS Form 8594), the Purchase Price as so allocated and will not take any inconsistent or contrary position therewith for any other purpose.

ARTICLE III

LIABILITIES

3.1   Assumed Liabilities.  At the Closing, the Buyer shall, pursuant to the Assumption Agreement attached as Exhibit E hereto, assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(a)              Any Liability to the Seller’s customers incurred by the Seller in the Ordinary Course of the Business for nondelinquent orders outstanding as of the Closing Date reflected on the Seller’s books;

(b)              Any executory Liability arising and accruing after the Closing Date under Contracts of the Seller described in Schedule 4.12 attached hereto, including any updates thereto pursuant to Section 6.21 (other than any Liability arising out of or relating to a Breach that occurred on or prior to the Closing Date); and

(c)                Seller’s accounts payable.

3.2    Non-Assumed Liabilities.  The Non-Assumed Liabilities shall remain the sole responsibility of, and shall be retained and paid, performed and discharged when and as due solely by, the Seller.  “Non-Assumed Liabilities” shall mean every Liability of the Seller other than the Assumed Liabilities, including without limitation:

(a)              Any Liability arising out of or relating to transactions prior to the Closing Date other than to the extent assumed under Section 3.1;

(b)              Any Liability under any Contract assumed by the Buyer pursuant to Section 3.1 that arises after the Closing Date but that arises out of or relates to any Breach that occurred prior to the Closing Date;

(c)              Any Liability for Taxes, including (i) any Taxes arising as a result of the Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, and (iii) any deferred Taxes of any nature;

(d)              Any Liability under any Contract not assumed by the Buyer under Section 3.1, including any Liability arising out of or relating to the Seller’s credit facilities or any security interest related thereto;

(e)              Any Liability under Environmental Laws arising out of or relating to the operation of the Business or the Seller’s leasing, ownership or operation of real property;

(f)               Any Liability arising out of or relating to any Benefit Plans (as defined in Section 4.20 hereto);

(g)              Any Liability under any employment, severance, retention or termination agreement with any employee of the Seller or a Related Party of the Seller;

(h)              Any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by the Buyer;

(i)              Any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller;

(j)              Any Liability arising out of any Orders either pending as of the Closing Date or commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

(k)             Any Liability arising out of or resulting from the Seller’s compliance or non-compliance with any Laws;

(l)              Any Liability of the Seller to any of its Affiliates, except as set forth in Section 3.1(c);

(m)            Any Liability of the Seller under the Transaction Documents;

(n)             Any Liability of the Seller based upon the Seller’s acts or omissions occurring after the Closing Date; and

(o)             Any Liability to the Seller’s customers under written agreements prior to the Closing Date other than those set forth in Section 3.1(a) hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDER

In order to induce the Buyer to enter into this Agreement, Seller and Shareholder, jointly and severally, make the following representations and warranties to the Buyer.  Each Section of this Article IV is considered by the parties to this Agreement to be, will be treated as, and shall be effective and enforceable as an express warranty, irrespective of any particular reliance, or lack thereof, by the Buyer thereon as to the truth of the warranted fact.  The Buyer’s Knowledge of any Breach of any Section, regardless of when, how or from what source said Knowledge is acquired, shall not be deemed a waiver of any representation and warranty or any of the Buyer’s rights under this Agreement.  Any matter described on the Disclosure Schedule shall be set forth with reference to each separate Section of this Agreement to which the matter relates, provided that any matter or information disclosed in one section of the Disclosure Schedule shall also be deemed to be disclosed in (and for purposes of) every other section of the Disclosure Schedule with respect to which it is reasonably apparent that such matter or information is applicable, and shall be deemed to qualify any other representation or warranty in this Agreement (whether or not it contains an explicit reference to the Disclosure Schedule), where it is reasonably apparent that such matter or information would be relevant.  The Disclosure Schedule shall not vary, change, expand, or alter the language of the representations and warranties contained in this Agreement.  In the event of any inconsistency between the statements in this Agreement and those on the Disclosure Schedule (other than an exception permitted by this Agreement to be expressly set forth as such on the Disclosure Schedule with respect to a specifically identified Section of this Agreement) the statements in this Agreement will control.

4.1   Subsidiaries.  The Seller has no Subsidiaries.

4.2   Ownership, Organization and Qualification.  The Shareholder owns all of the issued and outstanding shares of capital stock of the Seller.  The Seller is a corporation duly organized and validly existing and its status is active under the Laws of the State of Florida.   The Seller is qualified to transact business as a foreign corporation or organization in the jurisdictions set forth on the Disclosure Schedule, and the Seller is not otherwise required to be so qualified in any other jurisdiction, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

4.3   Contemplated Transactions General Compliance.

(a)              Enforceability; Authority.  Assuming due authorization, execution and delivery of the Transaction Documents by the Buyer, the Transaction Documents, upon the execution and delivery thereof, will be the valid and binding obligations of the Seller and the Shareholder, respectively, enforceable against them in accordance with their terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.  The Seller and the Shareholder have the absolute and unrestricted right, power and authority to execute and deliver the Transaction Documents to which each is a party and to perform their obligations under the Transaction Documents.  The execution and delivery of the Transaction Documents, and the performance by the Seller and the Shareholder of each of their respective obligations contained herein, have been duly approved by the Seller’s Board of Directors and shareholders and the Shareholder’s Board of Directors, as applicable.

(b)              No Conflict.  Except as would not reasonably be expected to have a Material Adverse Effect and assuming that all consents, approvals, authorizations and other actions described in the Disclosure Schedule have been obtained and all filings and notifications listed in the Disclosure Schedule have been made, the execution and delivery of the Transaction Documents do not, and the consummation or performance of any of the Contemplated Transactions will not: (i) conflict with or violate any provisions of the articles of incorporation or bylaws of the Seller; (ii) Breach any provisions of or result in the maturation or acceleration of, any obligations under any Contract, Order, License or Law, to which the Seller or the Shareholder is subject or to which the Seller or the Shareholder is a party; or (iii) violate any restriction or limitation, or result in the termination or loss of any right (or give any Person, other than the Seller, the right to cause such termination or loss), of any kind to which the Seller or the Shareholder is bound or has.

(c)              Consents.  Except as set forth on the Disclosure Schedule, neither the Seller nor any Shareholder is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.4   Organizational Documents.  True, correct and complete copies of the articles of incorporation and bylaws of the Seller have been made available to the Buyer.

4.5   Financial Statements.  Attached to the Disclosure Schedule are complete copies of the Financial Statements.  The Seller’s books and records of accounts accurately reflect all of the assets, Liabilities, transactions and results of operations of the Seller, and the Financial Statements have been prepared based upon and in conformity therewith.  The Financial Statements have been prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods (except as may be indicated in the notes thereto), and fairly present the financial condition and results of operation of the Seller at the dates and for the relevant periods indicated, subject, in the case of the Latest Balance Sheet, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes.  True and correct copies have been made available to the Buyer of all written reports submitted to the Seller or the Shareholder by the Seller’s auditors since January 1, 2005 relating to the findings of audits or examination of the books and records of the Seller.  During the six months prior to the Closing Date, Seller has not changed accounting methods.

4.6   Real Property. The Seller owns no real property. The Disclosure Schedule sets forth a true and complete list of all real properties leased or rented by the Seller (the “Leased Real Estate”).  The Seller has good and marketable leasehold title to all Leased Real Estate (including buildings, structures and fixtures thereon or affixed thereto), free and clear of all Encumbrances, except for Permitted Encumbrances.  To Seller’s Knowledge, all buildings, structures and other improvements on the Leased Real Estate are in reasonably good condition and repair (normal wear and tear excepted).  Except as set forth on the Disclosure Schedule, each parcel of the Leased Real Estate is the subject of a written lease agreement, and Seller is in compliance with all material terms of each such agreement.

4.7    Purchased Assets; Title and Condition.  The Seller owns good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and as otherwise set forth on the Disclosure Schedule.  All of the Purchased Assets are located upon the Seller’s premises, except as otherwise set forth on the Disclosure Schedule, and (except for Inventory acquired or disposed of in the Ordinary Course of the Business since the date of the Latest Balance Sheet) is reflected on the Latest Balance Sheet.  To the Knowledge of the Seller, all tangible Purchased Assets are in reasonably good condition and repair (normal wear and tear excepted) and free from latent defect.  Set forth in the Disclosure Schedule is a complete and correct list of all assets currently owned or used by the Seller which were acquired by the Seller from Around the World Travel, Inc.  Other than the assets described in the immediately preceding sentence, there are no assets of the Seller which are subject to any tax liens.

4.8   All Necessary Assets; Capital Expenditures and Repairs.  The Purchased Assets constitute all of the assets which are necessary for the conduct of the Business, as presently conducted.  Except as set forth on the Disclosure Schedule, the Seller has no present plan to purchase or lease any other real estate or tangible personal property so as to be able to continue the Business as presently conducted.  Except as set forth on the Disclosure Schedule, no applicable Governmental Agency or insurer has required the Seller to make any capital expenditures or remediations relating to the Business in the next twelve (12) months in an amount exceeding $100,000 in the aggregate.  The Disclosure Schedule contains information regarding the quantity of ARC paper ticket stock currently owned by Seller.

4.9   Intellectual Property Assets.

(a)              The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by the Seller, throughout the world, in which the Seller has a proprietary interest, along with all goodwill associated with any such intellectual property, including:

(i)           The Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)         all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iii)         all rights in mask works;

(iv)         all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(v)          all rights in internet web sites, web pages, URLs, domain names, directory names, other computer addresses, Internet files, HTML files, image files (including but not limited to jpeg, gif, tif, pdf, and java code), links, hyperlinks, and other files, pages, sites, names or addresses located on an on-line global computer network presently used by the Seller (collectively, “Net Names”).

(b)              The Disclosure Schedule sets forth a complete and accurate list and summary description, including any royalties paid or received by the Seller, and the Seller has made available to the Buyer accurate and complete copies, of all the Seller Contracts relating to the Intellectual Property Assets and material to the Business, except for commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses that is not material to the Business, any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which the Seller is the licensee.

(c)           (1)         Except as set forth on the Disclosure Schedule, the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted.  The Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed on the Disclosure Schedule or not material to the Business.

(ii)          Except as set forth on the Disclosure Schedule, all former and current employees of the Seller have executed written Contracts with the Seller that assign to the Seller all rights to any inventions, improvements, discoveries or information relating to the Business.

(d)           Seller owns no interest in any patents, patent applications or inventions which may be patentable.

(e)           (i)           The Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks.

(ii)          All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)         No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any of the Marks.

(iv)         To the Knowledge of the Seller, there is no potentially interfering trademark or trademark application of any other Person.

(v)          No Mark is infringed or has been challenged or threatened in writing.  None of the Marks used by the Seller is alleged in writing to infringe any trade name, trademark or service mark of any other Person.

(vi)         All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)            (i)          The Disclosure Schedule sets forth a complete and accurate list and summary description of all Copyrights.

                (ii)          All of the registered Copyrights are currently in compliance with formal Laws, are valid and enforceable and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)         To the Knowledge of the Seller, no Copyright is infringed or has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights is alleged in writing to infringe any copyright of any Third Party or to be a derivative work based upon the work of any other Person.

(iv)         All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)            (i)         With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)          The Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Seller’s standard form, and all current and former employees and contractors of the Seller have executed such an agreement).

(iii)         The Seller has good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to the Knowledge of the Seller, have not been used, divulged or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Seller.  No Trade Secret has been challenged or threatened in writing or, to the Knowledge of the Seller, infringes any intellectual property right of any other Person.

(h)           (i)          The Disclosure Schedule sets forth a complete and accurate list and summary description of all Net Names.

(ii)          All Net Names have been registered in the name of the Seller and are in compliance with all formal Laws.

(iii)         No Net Name is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of the Seller, no such action is threatened with respect to any Net Name.

(iv)         To the Knowledge of the Seller, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v)          No Net Name has been challenged or threatened in writing.  To the Knowledge of the Seller, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

4.10    Insurance.

(a)             General.  The Disclosure Schedule lists each policy of insurance owned or held by the Seller or Shareholder in relation to the Business as currently in effect (including without limitation, policies for fire and casualty, liability, worker’s compensation, business interruption, umbrella coverage, products liability, medical, disability and other forms of insurance) specifying the insurer, amount of coverage, type of insurance, whether claims made or occurrence, policy number, deductible limits and any pending claim in excess of $1,000, whether or not covered by insurance (the “Insurance”).  True and complete copies of each policy of Insurance have been previously made available to the Buyer.  All premiums with respect to the Insurance covering all periods up to and including the date hereof have been paid, and no written notice of cancellation or termination has been received by the Seller with respect to any such policy.  There are no provisions in such Insurance policies providing for or allowing retroactive or retrospective premium adjustments.  The Insurance is sufficient for compliance with all requirements of Law and with all agreements to which the Seller is a party.  To the Knowledge of the Seller, there has not occurred any act or omission of the Seller which could result in cancellation of any such policy prior to its scheduled expiration date.  The Seller has not received any notice from or on behalf of any insurance carrier issuing any such policy that: (i) insurance rates will hereafter be substantially increased; (ii) that there will hereafter be no renewal of any such policy; or (iii) that alteration of any personal or real property or purchase of additional equipment, or modification of any method of doing business, is required or suggested.  None of such policies will in any material way be affected by, or terminate or lapse by reason of, the Contemplated Transactions.

(b)             Self-Insurance.  The Disclosure Schedule sets forth (i) any self-insurance arrangement by or affecting the Seller, including any reserves established thereunder, (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which the Seller is a party or which involves the Business, and (iii) all obligations of the Seller to provide insurance coverage to Third Parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

(c)             Denials of Coverage.  Since January 1, 2005, the Seller has not been refused any insurance with respect to the Seller’s assets or operations, nor has the dollar amount of any coverage that has been previously in effect or requested by the Seller been limited or decreased by any insurance carrier to which it has applied for or with which it has carried insurance.

(d)             Claims.  The Disclosure Schedule sets forth a summary of information pertaining to all claims (other than workers compensation claims) of property damage and personal injury or death against the Seller which are currently pending or were made since January 1, 2005.  Except as set forth on the Disclosure Schedule, all of such claims are fully satisfied or are being defended by an insurance carrier.

4.11   Licenses.  The Disclosure Schedule sets forth a complete and accurate list of each License that is held by Seller necessary to the Business.  Each License listed or required to be listed is valid and in full force and effect.

(a)            Except as set forth in the Disclosure Schedule:  (i)  Seller has not received, at any time since January 1, 2005 any written notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any License, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any License; and (ii) all applications required to have been filed for the renewal of the Licenses listed or required to be listed in the Disclosure Schedule have been duly filed on a timely basis with the appropriate granting authority, and all other filings required to have been made with respect to such License have been duly made on a timely basis with the appropriate granting authority.

(b)           The Licenses listed in the Disclosure Schedule collectively constitute all of the Licenses (including, without limitation, occupancy permits for real estate and permits required pursuant to Environmental Laws) as are necessary to conduct and operate its Business in the manner in which the Seller currently conducts and operates the Business.

4.12    Material Contracts and Other Descriptions and Lists.  The Disclosure Schedule identifies and briefly describes the following:

(a)              List.

(i)           Leases.  All leases of real or personal property, including the leases described in Section 4.6 hereof;

(ii)          Certain Personal Property.  All items of the Purchased Assets which have a book value or estimated current market value in excess of $1,000.

(iii)         Purchase and Sale Orders.  A list of written agreements relating to the purchase or sale of the Seller’s services other than individual purchase or sales orders or customer contracts issued in the Ordinary Course of the Business for which the Receivable (transaction fee versus gross travel spend) in each case is not in excess of $1,000 individually or $5,000 in the aggregate of all such orders with the same or related parties;

(iv)         Certain Agreements.  A list of the following described types of Contracts or documents:  (A) preferred supplier, dealership, distributorship, sales representative, independent contractor, revenue sharing or similar Contracts; (B) license, royalty or similar Contracts; (C) service or maintenance Contracts; (D) protective services or security Contracts; (E) commission or other contingent Contracts pursuant to which the Seller’s obligation to make payments is in excess of $25,000 per year, or pursuant to which the Seller’s obligation to make contingent payments is dependent upon sales, revenues, income, success or other performance standard; and (F) all oral agreements which may require the Seller to pay or expend more than $10,000 in any single instance or $50,000 in the aggregate of all such instances with the same or related parties.

(v)          Other Financial Obligations.  A list of any other Contract which requires the Seller to pay or expend, after the Closing Date, more than $10,000 in any single instance or $50,000 in the aggregate of all such instances with the same or related parties;

(vi)         Personnel.  A list of:  (A) all officers and directors of the Seller; (B) the names and current annual salary rates (and bonus, incentive or commission arrangements) of all present employees and agents of the Seller who receive aggregate cash remuneration at an annual base rate of $25,000 or more; (C) all loans made by the Seller to its employees and a statement of the terms thereof; and (D) a list of all the Seller’s employees who are currently on parental, disability or other leave; and (E) a list of all retired employees and directors of the Seller, or their dependents, who have received or are scheduled to receive benefits from the Seller and a description of the type and amount of all such benefits;

(vii)        Employment Contracts.  A list of all employment, bonus, incentive compensation, profit sharing, retirement, pension, salary-continuation, post-retirement benefit, death benefit, vacation or other fringe benefit Contracts in effect, or under which any amounts remain unpaid, on the date of this Agreement or to become payable or effective after the date of this Agreement;

(viii)       Accrued Vacation Pay.  A list of all employees who are expected, as of the Closing Date, to have earned but unused vacation and sick days (or earned but unpaid vacation pay in lieu thereof), together with an estimate of the dollar amount thereof;

(ix)         Terminated and Terminating Employees and Independent Contractors.  A list of all employees earning base salary at an annual rate of $25,000 or more who have terminated employment since January 1, 2005, or who have announced in writing their intention to terminate employment with the Seller or not to accept employment with the Buyer; and a list of all independent contractors who have announced their intention in writing to terminate their relationship with the Seller or not to accept an independent contractor relationship with the Buyer.

(x)          Loans and Borrowing Agreements.  A list of each written or oral (i) loan, credit or borrowing arrangement or Contract, or (ii) Contract by which the Seller or any Shareholder has guaranteed or otherwise became liable or contingently liable for the debt of another;

(xi)         Bank Accounts.  The name of each bank or savings and loan association, or commodities or securities firm, in which the Seller has an account or safe deposit box, the numbers of each such account or box, and the names of all Persons having power to borrow, discount debt obligations, cash or draw checks, enter boxes, sell or buy securities, or otherwise act on behalf of the Seller in any dealings with such banks or savings and loan association, commodities or securities firm; after the Closing, the Seller shall transfer ownership of all safety deposit boxes and the like to Buyer;

(xii)        Capital Expenditures.  A list of all outstanding written commitments by the Seller to make a capital expenditure, capital addition or capital improvement;

(xiii)       Non-Compete Covenants.  A list of any written covenants not to compete, non-solicitation covenants and non-disclosure covenants in favor of the Seller, or binding upon or against the Seller;

(xiv)       Powers of Attorney.  The names of all Persons holding powers of attorney from the Seller and a summary statement of the terms thereof;

(xv)        Memberships.  A list of trade association memberships owned by the Seller, copies of material documents related to which have been made available to the Buyer;

(xvi)       Bonds.  A list of performance, bid or completion bonds, or letters of credit;

(xvii)      Discounts.  A list of any Contract, arrangement or program pursuant to which the Seller has offered, promised or made available to its customers any volume discount, rebate, credit or allowance;

(xviii)     Non-Ordinary Course Agreements.  A list and description of any Contract, or arrangement binding upon the Seller and which was made or entered into other than in the Ordinary Course of the Business;

(xix)        Unemployment Account Balance.  The Seller’s unemployment account balance with all states in which Seller has employees, as of November 30, 2007, and the Seller’s current unemployment compensation payroll Tax rate with said states and any anticipated increase to such Tax rate; and

(i)           A list of all written contracted group, meeting, and incentive trips on the books as of the date of this Agreement.

(b)          Accurate and complete copies of each Contract or document (as amended to date) described in this Section previously have been made available to the Buyer.

4.13    Performance of Contracts, Etc.

(a)              The Seller is appointed by and in good standing with the Airlines Reporting Corporation (“ARC”) and the International Airlines Travel Agent Network (“IATAN”), has no sales unreported to ARC and IATAN, and has received no notice of any disputes with ARC, IATAN, or any other travel suppliers, except as set forth in the Disclosure Schedule. The Seller has received no written notice that any existing client intends to stop doing business with the Seller or to put out an RFP with respect to such business.

(b)              The Seller is not in material Breach under, nor has it Breached any provision of (if such past Breach has a continuing Material Adverse Effect), any Contract to which it is a party or by which it is bound, and there is no material oral modification inconsistent with the terms of any Contract.  All of such Contracts are currently in full force and effect.  To the Knowledge of the Seller, the other parties to such Contracts have fully complied with their material obligations thereunder and are not in material Breach thereof.  The Seller fully has performed each material term, condition and covenant of each such Contract required to be performed by it on or prior to the date hereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to or result in a Breach of, or give the Seller or other Person the right to declare a Breach or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract of the Seller, except as may not reasonably be likely to have a Material Adverse Effect.

(c)              To the Knowledge of the Seller, no Contract identified in Section 4.11 hereto will upon completion or performance thereof have a Material Adverse Effect on the Business.

(d)              To the Knowledge of the Seller, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Seller under current or completed Contracts with any Person and no such Person has made written demand for such renegotiations.

(e)              Each Contract relating to the sale, design, manufacture or provision of products or services by the Seller has been entered into in the Ordinary Course of the Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Laws.

4.14           Litigation.  Except as set forth on the Disclosure Schedule, there is no pending or, to the Knowledge of the Seller, threatened Proceeding:  (i)  by or against Seller or that otherwise relates to or may affect the Business, or any of the Purchased Assets; or (ii) that challenges, or that would reasonably likely have the effect of preventing or making illegal any of the Contemplated Transactions.  To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Seller has made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding set forth on the Disclosure Schedule.  There are no Proceedings, threatened or otherwise, listed or required to be set forth on the Disclosure Schedule that could have a Material Adverse Effect on the Business.

4.15           Compliance With Laws, License or Orders.  The ownership and use of the Purchased Assets and conduct of the Business do not violate and have not violated since January 1, 2005, nor is the Seller in Breach of, any Law, License or Order; and the Buyer will not incur any Liability or obligation after the Closing Date as a result of any Breach of, any Law, License or Order existing at the Closing Date or arising or accruing thereafter but based upon conditions extant at the Closing Date (including, but not limited to, the Seller’s failure to obtain a License required by Law).  Except as set forth on the Disclosure Schedule, no expenditures are anticipated which are necessary or appropriate for the continuation of the Business in compliance with any such Law, License or Order.

4.16           Environmental Compliance.

(a)              No Violations or Proceedings.  Except as set forth on the Disclosure Schedule, the Seller, in connection with the Business, has not since January 1, 2005 Breached or received a written notice, directive, violation report, Order or charge asserting any violation of any Environmental Law.  Except as set forth on the Disclosure Schedule, no Proceeding has ever been instituted against the Seller concerning any Environmental Laws.

(b)              Claims for Remediation.  Except as set forth on the Disclosure Schedule, the Seller has not since January 1, 2005 received from any federal, state or local governmental department or agency or any other Person any written claim, demand, directive, Order or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating the Real Property or any other property.

(c)              Compliance.  Except as set forth on the Disclosure Schedule: (i) the Seller is, and since January 1, 2005 has been, in compliance with all Environmental Laws; (ii) the Seller has obtained all Licenses which are necessary or required under Environmental Laws in connection with the operation of the Business, and the Seller is in compliance with such Licenses; (iii) no asbestos, urea formaldehyde, polychlorinated biphenyls or mold in structural materials or systems are present on, at, in or under the Real Property; and (iv) none of the assets or operations of the Seller is required to be upgraded, modified, or replaced in order to be in compliance with Environmental Laws.

(d)              No Releases.  Except as set forth on the Disclosure Schedule:  (i) the Seller has not since January 1, 2005 disposed of, spilled, discharged, released or otherwise placed any Environmental Materials, on, at, in or under the Real Property; (ii) to the Knowledge of the Seller, no Third Party has disposed of, spilled, discharged, released or otherwise placed any Environmental Materials on, at, in or under the Real Property; and (iii) other than the information provided in (i) and (ii), since January 1, 2005 there has been no release, discharge, leakage, seepage or migration of any Environmental Materials from any aboveground or underground storage tank or any other structure currently or previously located on, at, in or under the Real Property.

(e)              Assumption of Liability.  Except as set forth on the Disclosure Schedule, the Seller has not assumed, either contractually or by operation of law, any Liability of any Person under any Environmental Laws.

4.17           Contingent and Undisclosed Liabilities.  The Seller has no Liabilities, nor is it subject to the imposition of any valid claim by any Third Party arising from the conduct of the Business or the ownership or use of its properties, whether such Liabilities are fixed or contingent, of any nature whatsoever, except:  (i) those fully reflected or reserved against on the Latest Balance Sheet; (ii) those fully disclosed on the Disclosure Schedule, or that are of the type or kind required to be disclosed in the Disclosure Schedule but are not disclosed solely because they fall below an applicable minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Disclosure Schedule; or (iii) those contractual and Tax Liabilities which have arisen in the Ordinary Course of the Business from the Latest Balance Sheet Date through the date hereof and which do not, singly or in the aggregate, have a Material Adverse Effect on the Seller.

4.18           Taxes. Except as set forth on the Disclosure Schedule, with respect to pre-Closing periods, the Seller has timely filed all Tax Returns required to be filed by it, and the Shareholder has filed all Tax Returns required to be filed by it as a result of the Seller’s status as subsidiary of the Shareholder, and such returns at the time of their respective filing were accurate, complete and correct.  The Seller and the Shareholder have paid all Taxes required to be paid pursuant to such Tax Returns, and there are no other Taxes payable on account of the operations of the Business except: (i) as are reflected or reserved against on the Latest Balance Sheet; (ii) for Taxes arising from the conduct of the Seller’s Business and ownership of its properties for and during periods subsequent to the Latest Balance Sheet Date which are not yet due and for which the Seller has made adequate reserves in the Seller’s books and records of account; or (iii) as set forth on the Disclosure Schedule.  The Disclosure Schedule lists the dates as of and for which the Tax Returns of the Seller were audited (list any adjustments made and status of such audits) and closed and lists the jurisdictions in which the Seller files or is required to file any such Tax Return.  There is no Tax audit or examination now pending or, to the Knowledge of the Seller, threatened in writing with respect to the Seller, or any of its predecessors, subsidiaries or affiliates and relating to the Business.  No written communication has been received by the Seller from any state (including, but not limited to foreign states) taxing authority requesting information concerning the extent of the Seller’s nexus with such state or asserting that the Seller has such nexus so as to impose such state’s Taxing jurisdiction on the Seller, and the Seller does not have a nexus with any state in which it does not currently file Tax Returns which would allow such state to impose its Taxing jurisdiction on the Seller.  Except as set forth on the Disclosure Schedule, all Taxes and assessments which the Seller was or is required by Law to withhold or collect have been and are being withheld or collected by it and have been paid over to the proper Governmental Authorities or, if not yet due, are being held by the Seller for such payment.  The Seller has not waived or extended any applicable statute of limitations relating to the assessment of any Tax.

4.19           Labor Contracts.  Except as set forth on the Disclosure Schedule, the Seller is not (and since January 1, 2005 has not been) a party to any collective bargaining agreement or bound to any other agreement with a labor union.  To the Knowledge of the Seller, there has not been within the preceding two (2) fiscal years of the Seller and the current fiscal year, nor is there currently, any strike, walkout or work stoppage; nor, to the Knowledge of the Seller or the Shareholder, is any such action threatened in writing.  There are no Proceedings pending for certification or representation before the National Labor Relations Board nor, to the Knowledge of the Seller or the Shareholder, has there been any attempt since January 1, 2005 to organize the employees of the Seller into a collective bargaining unit.  There is no investigation pending, nor is there any uncorrected or unresolved citation, complaint or charge issued, by any agency responsible for administering or enforcing Laws relating to labor relations, employee safety or health, fair labor standards and equal employment opportunity nor, to the Knowledge of the Seller, is any such Proceeding threatened.

4.20           Employee Benefit Plans.

(a)              The Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of  the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Seller or any other corporation or trade or business controlled by, controlling or under common control with the Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to since January 1, 2005 by the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (all the foregoing being herein called “Benefit Plans”).  Also set forth on the Disclosure Schedule is a complete and correct list of all ERISA Affiliates of the Seller since January 1, 2001.

(b)              The Seller has made available to the Buyer true, accurate and complete copies of (i) the documents comprising each Benefit Plan (or, with respect to any Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Benefit Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority that pertain to each Benefit Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Benefit Plans since January 1, 2001; (v) all collective bargaining agreements pursuant to which contributions to any Benefit Plan have been made or obligations incurred (including both pension and welfare benefits) by the Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Benefit Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan; (viii) with respect to Benefit Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Benefit Plans.

(c)              Except as disclosed in the Disclosure Schedule, full payment has been made of all amounts that are required under the terms of each Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Benefit Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Benefit Plan, whether or not waived.  The value of the assets of each Benefit Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Benefit Plan.  The Seller is not required to provide security to a Benefit Plan under Section 401(a)(29) of the Code.  The funded status of each Benefit Plan that is a Defined Benefit Plan is disclosed on the Disclosure Schedule in a manner consistent with the Statement of Financial Accounting Standards No. 87.  The Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Benefit Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)              Except as disclosed in the Disclosure Schedule, no Benefit Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Benefit Plan.  The PBGC has not instituted or threatened in writing a Proceeding to terminate or to appoint a trustee to administer any of the Benefit Plans pursuant to Subtitle 1 of Title IV of ERISA, and, to the Knowledge of the Seller, no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Benefit Plans by the PBGC.  None of the Benefit Plans has been the subject of, and, to the Knowledge of the Seller, no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC.  The Seller has paid in full all insurance premiums due to the PBGC with regard to the Benefit Plans for all applicable periods ending on or before the Closing Date.

(e)              Neither the Seller nor ERISA Affiliate has any Liability, and the Contemplated Transactions will not result in any Liability, (i) for the termination of or withdrawal from any Benefit Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(f)              The Seller has, since January 1, 2001, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g)              The form of all Benefit Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Benefit Plan documents.  Neither the Seller nor, to the Knowledge of the Seller, any fiduciary of any Benefit Plan has violated the requirements of Section 404 of ERISA.  All required reports and descriptions of the Benefit Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Benefit Plans have been appropriately given.

(h)              Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.  Each trust created under any Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and the Seller has no Knowledge of any circumstance that will or could result in a revocation of such exemption.  Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan.  With respect to each Benefit Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(i)             There is no material pending or, to the Knowledge of the Seller, threatened Proceeding relating to any Benefit Plan, nor, to the Knowledge of Seller, is there any basis for any such Proceeding.  Neither the Seller nor, to the Knowledge of the Seller, any fiduciary of a Benefit Plan has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Seller or the Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA or a violation of Section 406 of ERISA.  The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.

(j)              The Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(k)             Except as required by Law and as provided in Section 6.7(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Seller.  There are no contracts or arrangements to which Seller is a party providing for payments that could subject any person to Liability for tax under Section 4999 of the Code.

(l)              Except for the continuation coverage requirements of COBRA, the Seller has no obligations or potential Liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Benefit Plans that are Employee Welfare Benefit Plans.

(m)             Except as provided in Section 6.7(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Benefit Plans.  No written or oral representations have been made to any employee or former employee of the Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of the Seller concerning the employee benefits of the Buyer.

(n)              Seller has never contributed to, or had an obligation to contribute to, (i) any “defined benefit plan” (as defined in Section 414(l) of the Code); (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; or (iii) a plan subject to Title IV of ERISA.

4.21           Warranties.  The Disclosure Schedule sets forth the material terms and conditions of all express warranties under which the Seller may have Liability after the Closing Date.  Except as set forth on the Disclosure Schedule, all warranties given by the Seller in connection with the Business: (A) limit the remedy available to Seller’s customers to a refund of the sales price of such goods to the customer; (B) expressly disallow claims for all other damages, including direct, immediate, incidental, foreseeable, consequential or special damages; and (C) expressly disclaim all other warranties not expressly stated therein, whether express or implied, including warranties of merchantability, fitness for a particular purpose, performance or otherwise.

4.22           Changes in Financial Position.  Since the Latest Balance Sheet, the Business has been conducted in the Ordinary Course, and except as described on the Disclosure Schedule, there has not been:

                (a)              Adverse Changes.  No event has occurred nor does any circumstance or fact exist that (with or without notice or lapse of time) may reasonably be expected to result in a Material Adverse Effect to the Business or the Purchased Assets; or

(b)              Business or Property Damage.  Any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business, Purchased Assets, properties or prospects of the Seller.

4.23           Events Subsequent to the Latest Balance Sheet Date.  The Seller has not, except in connection with the performance of this Agreement or in the Ordinary Course of the Business or as described on the Disclosure Schedule, since the Latest Balance Sheet Date:

(a)              Incurred Liabilities.  Incurred any obligation or Liability (absolute, contingent, accrued or otherwise), or guaranteed or become a surety of any debt;

(b)              Disposition of Assets.  Sold or transferred any of its assets, or canceled any debts or claims or waived any rights, except sales of inventory in the Ordinary Course of the Business, or Encumbered any of its assets whatsoever;

(c)              Dividends.  Made any declaration, setting aside or payment to the Shareholder of any dividend or redemption or other distribution with respect to the Seller’s capital stock, or agreed to take any such action;

(d)              Stock Issuance.  Issued or authorized any stock, bonds, debentures, options, warrants or other securities;

(e)              Sale of Business.  Entered into any negotiations or Contract for the sale of the Business, or any part thereof or for the purchase of another business, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement);

(f)              Increase Compensation.  Increased or promised to increase the compensation or fringe benefits of any Shareholder, officer or director, or instituted any general wage increase applicable to employees, or any specified sub group of employees;

(g)              Working Capital.  Accelerated the collection of Receivables, deferred the payment of its accounts payable or accrued expenses or taken any other action outside the Ordinary Course of Seller’s Business which has or may decrease the working capital of the Seller;

(h)              Accounting Procedure.  Changed or modified its accounting methods or practices or increased or established any reserve for Taxes or bad accounts or any other Liability on its books or otherwise provided therefor;

(i)              Settle Litigation.  Settled, or agreed to settle, any litigation, arbitration or other Proceeding, pending or threatened;

(j)              Employment and Labor Contracts.  Entered into, amended, renewed or extended any employment Contract or collective bargaining agreement;

(k)              Other Contracts.  Entered into, amended, terminated or received written notice of termination of (i) any License or Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $10,000;

(l)               Charter Amendments.  Except as otherwise contemplated by this Agreement, made any amendments to or changes in its articles of incorporation or bylaws;

(m)              Related Party Transaction.  Engaged in any transaction of the types described in Section 4.26 with a Related Party of Seller or a Shareholder; or

(n)              Certain Agreements.  Agreed in writing to do any of the foregoing.

4.24           Customers and Suppliers.  The Disclosure Schedule lists, in descending order, those customers of the Seller accounting for at least 1.0% of annual sales volume in the Seller’s most recently completed fiscal year (“Major Customers”) and the 20 suppliers or vendors accounting for the largest annual expense to the Seller (“Major Vendors”).  The Seller has received no notice that any Major Customer or any Major Vendor (if such Major Vendor could not be replaced by the Seller with no Material Adverse Effect to the Business), has terminated, curtailed, reduced, deferred, delayed or otherwise materially adversely impacted its business relations with the Seller or will take any such actions after the Closing Date.

4.25           Brokerage.  Neither the Shareholder nor the Seller has incurred, or made commitments for, any brokerage, finders’ or similar fee in connection with the Contemplated Transactions.

4.26           Related Party Transactions.  Except as set forth on the Disclosure Schedule, neither the Seller nor any Shareholder nor any Related Party of any of them has, or since January 1, 2005, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.  Except for the Shareholder’s ownership and operation of Hickory Travel Systems Inc., neither the Seller nor the Shareholder nor any Related Party of any of them owns, or since January 1, 2005 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had material business dealings or a material financial interest in any transaction with the Seller other than business dealings or transactions set forth on the Disclosure Schedule, each of which has been conducted in the Ordinary Course of the Business at arms-length prices and terms, or (ii) engaged in competition with the Seller with respect to any line of the products or services of the Seller (a “Competing Business”) in any market presently served by the Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth on the Disclosure Schedule, neither the Seller nor the Shareholder or any Related Party of any of them is a party to any Contract with, or has any claim or right against, the Business or the Purchased Assets.

4.27           Certain Payments.

(a)              The Seller or the Shareholder, in order to obtain or retain business, directly or indirectly have not offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100.00 in the aggregate to any one individual in any year) in violation of applicable Law to:  (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned) other than in accordance with industry standards; (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity;  while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)              Except as set forth on the Disclosure Schedule, the Seller has made all payments to Third Parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business, except as would not reasonably be expected to have a Material Adverse Effect.

(c)              To the Knowledge of the Seller, each transaction is properly and accurately recorded on the books and records of the Seller, and each document upon which entries in the Seller’s books and records are based is complete and accurate in all respects.  The Seller maintains a system of internal accounting controls adequate to insure that the Seller maintains no off-the-books accounts and that seller’s assets are used only in accordance with the Seller’s management directives.

4.28           Solvency.

                               (a)               The Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means the inability of the Seller to pay its Liabilities other than the Assumed Liabilities.

                               (b)               Immediately after giving effect to the consummation of the Contemplated Transactions (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, except for the portion assumed by the Buyer at the Closing or the portion to be paid by the Buyer pursuant to Section 2.4 above, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller.  The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.29           Representations and Warranties True and Correct.  The representations and warranties contained herein, and in all exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS OF THE BUYER

In order to induce the Seller to enter into this Agreement, the Buyer makes the following representations and warranties to the Seller, each of which shall be deemed to be independently material and relied upon by the Seller, regardless of any investigation made by, or information known to, the Seller.

                5.1             Organization.  The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

                5.2             Contemplated Transactions General Compliance.

(a)              Enforceability; Authority.  The Transaction Documents are or, upon the execution and delivery thereof will be, the valid and binding obligations of the Buyer, enforceable against it in accordance with their terms.  The Buyer has the absolute and unrestricted right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under the Contemplated Transactions.  The execution and delivery of the Transaction Documents, and the performance by the Buyer of each of its obligations contained herein, have been duly approved by the Buyer’s Manager and its sole member.

(b)              No Conflict.  The execution and delivery of the Transaction Documents do not, and the consummation or performance of any of the Contemplated Transactions will not: (i) conflict with or violate any provisions of the articles or certificate of formation or operating agreement of the Buyer; (ii) Breach any provisions of or result in the maturation or acceleration of, any obligations under any contract, Order, License or Law, to which the Buyer is subject or to which the Buyer is a party; or (iii) violate any restriction or limitation, or result in the termination or loss of any right (or give any Person, other than the Buyer, the right to cause such termination or loss), of any kind to which the Buyer is bound or has.

5.3          Brokerage.  The Buyer has not incurred, nor made commitment for, any brokerage, finders’ or similar fee in connection with the Contemplated Transactions.

5.4          Litigation.  There is no pending or, to the Knowledge of the Buyer, threatened Proceeding:  (i)  by or against Buyer that otherwise relates to or may affect the Business, or any of the Purchased Assets; or (ii) that challenges, or that would reasonably likely have the effect of preventing or making illegal any of the Contemplated Transactions.

ARTICLE VI
COVENANTS OF THE SELLER AND THE SHAREHOLDER

The Seller and the Shareholder covenant and agree with the Buyer as follows:

6.1           Access.  From the date hereof and until the Closing Date, the Buyer and its authorized officers, agents, representatives and prospective lenders shall have reasonable access during normal business hours to all employees, properties, books, records, contracts, Tax Returns and documents of the Seller; provided, however, that the Buyer shall inform the Seller of its intention to seek access and the matters sought to be reviewed at least twenty-four (24) hours in advance and, further, that the access requested shall not interfere unreasonably with the Business, properties or operations of the Seller.  The Seller and the Shareholder shall cooperate with the Buyer by using their commercially reasonable efforts to cause the Major Customers and Major Vendors to meet with and respond to all questions posed by the Buyer concerning the Seller and promptly responding to, and causing the Seller’s officers and employees promptly to respond to, all questions posed by the Buyer concerning the Seller, the Business, properties, condition (financial or otherwise) or prospects; provided, however, that Buyer’s advance notice shall include the proposed meeting time and proposed list of questions, and Seller shall have reserved the right, in its sole discretion, to attend any such meeting and to approve, deny or edit any such request, with respect to the time of the interview and any question.  If the Contemplated Transactions are not consummated, the Buyer and its respective officers, agents and representatives will hold in confidence all information obtained from the Seller, any of its officers, agents or representatives, or the Shareholder, excepting however, any such information which (i) was or is in the public domain, (ii) was in fact known to the Buyer prior to disclosure to the Buyer by the Seller or the Shareholder, or (iii) is disclosed to the Buyer by a Third Party other than any employee or former employee of the Seller subsequent to disclosure by the Seller or the Shareholder.  If any of the information to be provided under this Section 6.1 is subject to the privacy provisions of HIPAA, the information will be furnished only in accordance with HIPAA.

6.2           Operation of Business.  From the date hereof and until the Closing Date, without the express prior written consent of the Buyer, the Seller shall not take any action or permit the occurrence of any matter set forth in Section 4.23.

6.3           Preservation of Business.  From the date hereof and until the Closing Date, the Seller and the Shareholder shall carry on the Business diligently and substantially in the Ordinary Course of the Business consistent with past practice and shall use their commercially reasonable efforts to keep the Business organization intact, including its present relationships with employees, suppliers and customers and  others having business relations with it.  The Seller shall maintain at all times in inventory quantities of raw materials, finished goods, spare parts and other supplies and materials sufficient to allow the Buyer to continue to operate the Business, after the Closing Date, free from any shortage of such items.

6.4           Insurance and Maintenance of Property.  From the date hereof and until the Closing Date, the Seller shall maintain in effect all the Insurance, and shall operate, maintain and repair all of its property in a manner consistent with past practice.

6.5           Compliance with Laws.  From the date hereof and until the Closing Date, the Seller shall comply with all applicable Laws and Orders applicable to, or binding upon, the Seller or the Business or properties.

6.6           Fulfill Conditions.  The Seller and the Shareholder shall use their commercially reasonable efforts to cause to be fulfilled on or prior to the Closing each of the conditions set forth in Article VIII hereof.

                6.7           Employees, Employee Benefits, and Independent Sales Contractors.

                               (a)         Information on Active Employees.  For the purpose of this Agreement, the term “Active Employee” shall mean all employees employed on the Closing Date by the Seller in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)        Employment of Active Employees by Buyer.

(i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees.  The Buyer will provide the Seller with a list of Active Employees to whom the Buyer has made an offer of employment that has been accepted to be effective on opening of Business on the Closing Date (the “Hired Active Employees”).  Subject to Laws, Buyer will have reasonable access to the Business and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Access will be provided by the  Seller upon reasonable prior notice during normal business hours.  Effective at the close of Business on the day immediately prior to the Closing Date, the Seller will terminate the employment of all of its Hired Active Employees.

(ii)  Neither the  Seller nor the Shareholder nor their Related Parties shall solicit the continued employment of any Active Employee (unless and until Buyer has informed the Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing.  Buyer shall inform the Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and the Seller shall assist the Buyer in complying with the WARN Act as to those Active Employees.

(iii)   It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)  Salaries and Benefits.

(i)  The Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of the Seller through the close of business on the day immediately prior to the Closing Date, including pro rata bonus payments and all vacation and sick pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.  The Buyer shall be responsible for the payment of all wages and other remuneration due to Hired Active Employees with respect to their services as employees of the Buyer from the opening of business on the Closing Date, including pro rata bonus payments and all vacation and sick pay earned subsequent to the Closing Date, in accordance with the Buyer’s legal obligations and policies.

(ii)  The Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Benefit Plans.  The Buyer shall be liable for any claims made or incurred by Hired Active Employees and their beneficiaries from the opening of business on the Closing Date under Buyer’s benefit plans.

(d)  Seller’s Retirement and Savings Plans.

(i)  All Hired Active Employees who are participants in the Seller’s retirement plans shall retain their accrued benefits under the Seller’s retirement plans as of close of business on the day immediately prior to the Closing Date, and the Seller (or the Seller’s retirement plans) shall retain sole Liability for the payment of such benefits as and when such Active Employees become eligible therefor under such plans.  All Hired Active Employees shall become fully vested in their accrued benefits under the Seller’s retirement plans as of the Closing Date, and the Seller will so amend such plans if necessary to achieve this result.  The Seller shall cause the assets of each Benefit Plan to equal or exceed the benefit liabilities of such Benefit Plan on a plan-termination basis as of the Closing Date.  Buyer will allow all Hired Active Employees to participate in the Buyer’s retirement plans from the opening of business on the Closing Date, and the Buyer (or the Buyer’s retirement plans) shall retain sole Liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

(ii)  The Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

                               (e)  No Transfer of Assets.  Neither the Seller nor the Shareholder nor their respective Related Parties will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)  Collective Bargaining Matters.  Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement.  The Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.  Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing Date, whether such obligations arise before or after the Closing Date, shall be the sole responsibility of Buyer.

(g)  General Employee Provisions.

(i)  The Seller and Buyer shall give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Section 6.7 as may be necessary to carry out the arrangements described in this Section 6.7.

(ii)  The Seller and the Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 6.7.

(iii)  If any of the arrangements described in this Section 6.7 are determined by the IRS or other Governmental Authority to be prohibited, the Seller and the Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited.

(iv)  The Seller shall provide the Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as the Seller certifies in writing to the Buyer are exempt from such requirement.

(vi) Buyer shall not have any responsibility, Liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Seller.

                              (h)   Retainer of Independent Sales Contractors by Buyer.  Buyer is not obligated to retain any of Seller’s independent sales contractors. Neither the Seller nor the Shareholder nor their Related Parties shall solicit the retainer of any independent sales contractors.  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to retain or terminate after the Closing any of said contractors.  The Seller shall be responsible for the payment of all remuneration due to said contractors arising from transactions before the Closing Date.

6.8        Release of Security Interests.  The Seller shall on or prior to the Closing Date deliver to the Buyer such documents as are necessary to terminate and release all security interests and other Encumbrances other than Permitted Encumbrances, which documents shall be in form and substance acceptable to the Buyer and shall include without limitation, all documents necessary to terminate of record any such Encumbrance.

6.9             Change of Corporate Name.  Immediately upon Closing, the Seller and the Shareholder agree to take all action that is necessary to authorize and effect the filing of the amendment of the Seller’s articles of incorporation to change the corporate name of the Seller to a name which does not include any of the words “TraveLeaders,” “Travel” or “Leader” and to terminate any assumed name filings which include any such words.

6.10           Documents of Transfer.  At the Closing, the Seller shall duly execute and deliver to the Buyer an Assignment and Bill of Sale in form and substance as Exhibit G attached hereto.  In addition, the Seller shall execute and deliver to the Buyer at the Closing, in form and substance reasonably satisfactory to counsel for the Buyer, assignments assigning to the Buyer any of the following that the Buyer may designate:

(a) All Intellectual Property Assets;

(b) all Contracts which, by their terms, require a separate assignment document;

(c) all Licenses which, by their terms, require a separate assignment document; and

(d) All assignable policies of Insurance then in effect.

6.11           Agreements Executed At Closing.  At the Closing, the Seller and the Shareholder shall execute and deliver to the Buyer, and Buyer shall executed and deliver to the Seller and the Shareholder, as applicable, the Strategic Alliance Agreement, the Non-Competition Agreement, the Guarantee and any other agreement required by this Agreement to be executed at the Closing.

6.12  Other Deliveries.

(a)           At the Closing, the Seller shall deliver to the Buyer the following:

(i) The resolutions of the Shareholder and the Seller’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the Contemplated Transactions, certified by the secretary or the president of the Seller;

(ii) Such consents for the assignment of material Contracts and Licenses, as described on the Disclosure Schedule as required for Closing (the “Required Consents”), and the Seller shall pay all fees, charges and other costs that are required or imposed in connection with obtaining any such consent; and

(iii) All other documents reasonably requested by counsel for the Buyer to consummate the Contemplated Transactions.

(b)           At the Closing, the Buyer shall deliver to the Seller the following:

(i) The resolutions of the Buyer’s Manager and sole member authorizing and approving the execution, delivery and performance of this Agreement and the Contemplated Transactions, certified by the Manager of the Buyer; and

(ii) All other documents reasonably requested by counsel for the Seller to consummate the Contemplated Transactions.

                6.13    Collection of the Receivables.  The Buyer shall have full power and authority to collect for its account all Receivables, and to endorse, without recourse to the Seller, in the name of the Seller, any checks or other instruments of payment received on account of payment of any such Receivables; provided, further, that if the Seller receives any payment on account of any such Receivables, the Seller shall transfer and deliver such payment (endorsed where necessary) to the Buyer, promptly after receipt.

6.14    Transfer Taxes.  The Seller shall pay all sales and other transfer Taxes, resulting from the Contemplated Transactions.

6.15    Certificate of Active Status.  At the Closing, the Seller shall deliver a certificate of active status recently certified by the Secretary of the State of Florida.

               6.16    Updated Disclosure; Notice.  Promptly from time to time after the date hereof and until the Closing Date, the Seller and the Shareholder shall deliver an updated Disclosure Schedule and inform the Buyer in writing of all material information, events, actions or omissions which (i) if this Agreement were signed on the Closing Date, would be required to be disclosed on the Disclosure Schedule in order to make the Shareholder’s and Seller’s representations and warranties contained herein true and not misleading, (ii) causes or constitutes a material Breach of any such representation or warranty contained in Article IV, or would constitute a material Breach of any representation or warranty if again made at the time the fact or condition arises, (iii) constitutes a material Breach of any covenant contained in Article VI, and (iv) makes the satisfaction of the conditions contained in Article VIII impossible or illegal.  Unless Buyer has the right to terminate this Agreement pursuant to Section 11.1, and exercises that right within ten business days of notice by Seller and Shareholder described in the preceding sentence, such written notice will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained herein, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the matter.

6.17    Customer and Other Business Relationships.  After the Closing Date, the Seller will cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Seller existing prior to the Closing Date and relating to the Business to be operated by the Buyer after the Closing Date, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and the Seller will satisfy the Non-Assumed Liabilities in a manner that is not detrimental to Buyer’s future relationship with such parties.  The Seller and the Shareholder will refer to the Buyer all inquiries relating to such business.  Neither the Seller nor the Shareholder or any of their respective officers, employees agents or shareholders shall take any action that would tend to diminish the value of the Purchased Assets after the Closing Date or that would interfere with the business of the Buyer to be engaged in after the Closing Date, including disparaging the name or business of the Buyer.

6.18    Removing Excluded Assets.  On or before the Closing Date, the Seller shall remove all Excluded Assets as described in Section 1.2 herein from all facilities and other real property to be occupied by the Buyer.  Such removal shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by the Buyer and any disruption of the business operations to be conducted by the Buyer after the Closing Date.  Any damage to the Purchased Assets or to the facilities resulting from such removal shall be paid by the Seller at the Closing.  Should the Seller fail to remove the Excluded Assets as required by this Section, the Buyer shall have the right, but not the obligation, (i) to remove the Excluded Assets at the Seller’s sole cost and expense, (ii) to store the Excluded Assets and to charge the Seller all storage costs associated therewith, (iii) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property, or (iv) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.  The Seller promptly shall reimburse the Buyer for all costs and expenses incurred by the Buyer in connection with any Excluded Assets not removed by the Seller on or before the Closing Date.

ARTICLE VII

COVENANTS OF THE BUYER AND JOINT COVENANTS OF BUYER AND SELLER

The Buyer covenants and agrees with the Seller as follows:

           7.1          Certified Resolutions.  At the Closing, the Buyer shall deliver to the Seller a copy of the resolutions of the Buyer’s Manager and sole member, authorizing and approving the execution of this Agreement and the performance by the Buyer of the Contemplated Transactions, certified by the Manager of the Buyer.

7.2          Agreements.  At the Closing, the Buyer shall execute and deliver the agreements referred to in Section 6.11.

7.3          Fulfill Conditions.  The Buyer shall use its commercially reasonable efforts to cause to be fulfilled on or prior to the Closing each of the conditions set forth in Article IX hereof.

7.4          ARC and IATAN.

(a)    Applications. Within 15 days after the Buyer’s request, Buyer and Seller shall cooperate to complete and file an ARC application for changes of ownership under which the locations of the Buyer as of the Closing shall become ARC-appointed branches of the Seller, and an IATAN Joint Notice of Change.  Each party shall pay half of the ARC and IATAN filing fees.  The Closing shall not be contingent upon ARC or IATAN approval. Thereafter, the parties shall cooperate to file all necessary follow-up documents in order to obtain approval of the change of ownership as quickly as possible.

(b)  ARC Sales Periods. For the ARC sales periods after the Closing for which ARC or other travel suppliers will continue to draft Seller’s bank account, Buyer shall fund such account for the net amount, if any, of each such draft.  Buyer shall accomplish the funding by wire transfer or cashier’s check to be received by Seller’s bank or Seller, respectively, not later than the Tuesday prior to such draft.  In the event that there is a net payment due from ARC or another travel supplier to Seller’s bank account for the applicable period (such that the payment belongs to Buyer), then Seller shall pay an identical amount to Buyer within two business days after Seller’s receipt of such net payment.  At the Closing, Seller shall provide new signature cards to be signed by both Seller and Buyer for Seller’s ARC bank account, and all checks and other withdrawals and transfers from that account (except for ARC drafts) shall require the signatures of both Seller and Buyer.  Immediately after closing, Seller shall give the new signature cards to its bank.

(c)  Maintenance of Appointments. Seller shall maintain its ARC and IATAN appointments and its ARC bond or letter of credit in effect and in good standing until ARC and IATAN shall have both approved the changes of ownership. In the event that, prior to ARC approval, Buyer desires to move or close an office of the Seller existing as of Closing, the Seller shall promptly file the appropriate application for ARC recognition thereof.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The obligation of the Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction and fulfillment, prior to and at the Closing, of each of the following express conditions precedent (any of which may be waived by the Buyer in whole or in part):

8.1           Representation and Warranties.  The representations and warranties of the Seller and the Shareholder contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and the Buyer shall have been furnished a certificate signed by the Shareholder and by the president of the Seller to that effect.

8.2           Performance of Covenants and Obligations.  The Shareholder and the Seller shall have performed and complied with all of their covenants and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date and the Buyer shall have been furnished a certificate signed by the Shareholder and by the president of the Seller to that effect.

8.3           Proceedings and Instruments Satisfactory.  All proceedings, corporate or otherwise, to be taken in connection with the Contemplated Transactions, and all documents incident thereto, shall be satisfactory in form and substance to the Buyer.

8.4           Adverse Change.  From and after the date of this Agreement and until the Closing Date, there shall have been no Material Adverse Effect on the Business or the Purchased Assets.

8.5           No Litigation.  No Proceeding shall be threatened or commenced before any Governmental Authority in which (a) it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions; provided, that this Section 8.5 shall not apply if the Buyer has directly or indirectly solicited or encouraged any such Proceeding.

8.6           Consents.  The Required Consents shall have been received by the Buyer on or before the Closing Date.

8.7           Opinion of Counsel.  At the Closing, the Seller and the Shareholder shall have delivered to the Buyer the legal opinion of Foley & Lardner LLP, the Seller’s and the Shareholder’ counsel, in substantially the form of Exhibit F attached hereto.

8.8           Due Diligence.  The Buyer shall have conducted a due diligence investigation and review of the Purchased Assets, the Business and all matters pertaining thereto that the Buyer deems relevant and the results of such investigation and review shall be satisfactory to the Buyer in its sole discretion.

8.9           Searches. The Seller shall have delivered to the Buyer current Uniform Commercial Code and state, local and federal Tax, judgment, bankruptcy and similar lien searches showing no liens, security interests, claims, or judgment against the assets of the Seller, other than as set forth on the Disclosure Schedule.

8.10         ALG Guaranty.                                The Buyer shall have received the executed ALG Guaranty from ALG in the form attached as Exhibit A.

8.11         Employment Agreement.  The Buyer shall have entered into an employment agreement with Mark Elias, which shall be upon such terms and conditions as are acceptable to the Buyer in its sole and absolute discretion.

8.12         Regions Bank Payoff.  The Buyer shall have received a pay-off letter, accompanied by wire transfer instructions, from Regions Bank and Seller directing Buyer to transfer funds out of the Purchase Price to Regions Bank necessary to satisfy in full the Bank Loan, together with releases of all liens and other encumbrances held by Regions Bank in any of the Purchased Assets.

8.13         Further Assurances.  The Seller and the Shareholder shall have delivered to the Buyer such other written documents, instruments, releases or otherwise, as the Buyer reasonably may require to effectuate the provisions of this Agreement.

ARTICLE IX

CONDITIONS TO SELLER’S AND SHAREHOLDER’S

OBLIGATION TO CLOSE

The obligation of the Seller and the Shareholder to consummate the Contemplated Transactions shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent (any of which may be waived by the Seller and the Shareholder, in whole or in part):

9.1           Representations and Warranties.  The representations and warranties in this Agreement made by the Buyer shall be true and correct in all material respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date, and the Seller shall have been furnished a certificate signed by the president of the Buyer to that effect.

9.2           Performance of Covenants and Obligations.  The Buyer shall have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and the Seller shall have been furnished a certificate signed by the president of the Buyer to that effect.

9.3           Proceedings and Instruments Satisfactory.  All proceedings, corporate or otherwise, to be taken in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller; and, the Buyer shall have made available to the Seller for examination the originals or true and correct copies of all documents which the Seller reasonably may request in connection with the Contemplated Transactions.

9.4           Payment of Purchase Price.  The Buyer shall have made the payments as described in Section 2.1 hereof.

9.5           No Litigation.  No Proceeding shall be threatened or commenced before any Governmental Authority in which (a) it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions; provided, that this Section 9.5 shall not apply if the Seller or the Shareholder has directly or indirectly solicited or encouraged any such Proceeding.

9.6           TAG Guaranty.  The Seller shall have received the executed TAG Guaranty from TAG II in the form attached as Exhibit H.

9.7           Closing Deliveries.  At Closing, the Seller and the Shareholder shall have received the documents set forth in Sections 6.11 and 6.12(b).

ARTICLE X

INDEMNIFICATION

10.1  Indemnification by the Seller and the Shareholder.  Subject to the provisions of this Agreement, the Seller and the Shareholder, jointly and severally, shall indemnify, defend and hold the Buyer, its members, managers, officers, employees, agents and representatives harmless from and against any and all Indemnifiable Damages actually incurred by such parties arising out of or resulting from any of the following:

(a) Representations or Warranties.  The Breach of any representation or warranty of the Seller or the Shareholder given in or pursuant to this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b)  Covenants.  The Breach in the performance by the Seller or the Shareholder of any of their covenants, obligations or agreements in this Agreement;

(c)  Liabilities Not Expressly Assumed.  Any Liability of the Seller other than the Assumed Liabilities;

(d) Pre-Closing Operations.  Any Liability to a third party arising out of (i) the operation or conduct of the Business by the Seller or the ownership or use of the Purchased Assets by the Seller at any time prior to the Closing, (ii) the performance of services by the Seller prior to the Closing, other than any Liability or obligation of the Seller expressly assumed by the Buyer pursuant to this Agreement; or

(e)  Certain Claims.  Any Liability arising out of or relating to (i) any Proceeding described in Schedule 4.14 (except with respect to the failure of the Seller to obtain a local occupational license for its Cincinnati office); (ii) all matters described on Schedule 4.18 (subject to the provisions of Section 2.1(d)); and (iii) any Liability actually suffered by the Buyer as a result of the failure of the Shareholder to pay its obligations to The Shadmore Trust U/A/D 12/26/89 (“Shadmore”) pursuant to the Agreement, dated April 1, 2004, among Shadmore, the Shareholder, Around The World Travel, Inc. (“AWT”) and Around The World Holdings, LLC, which has the effect of terminating the agreement by Scott H. Shadrick (“SS”) and Thomas B. Livermore (“TL”) not to compete with AWT contained in the Agreement, dated September 1, 2003, between AWT, SS, TL and Shadmore.

        10.2  Indemnification by the Buyer.  Notwithstanding the Closing, and regardless of any investigation made by, or on behalf of, the Seller or the Shareholder, or any information known to the Shareholder, the Buyer, subject to the terms and conditions of this Article X, shall indemnify, defend and hold the Seller, the Shareholder and their respective officers, shareholders, directors, employees, agents and representatives harmless from and against any and all Indemnifiable Damages, incurred by such parties arising out of or resulting from any of the following:

            (a)  Representations or Warranties.  The Breach of any representation or warranty of the Buyer given in or pursuant to this Agreement;

                            (b) Covenants.  The Breach in the performance by the Buyer of any of its covenants, obligations or agreements in or pursuant to this Agreement;

            (c)  Liabilities Expressly Assumed.  Any Assumed Liabilities; or

                           (d) Post-Closing Operations.  The operation or conduct of the Business or the ownership of the Purchased Assets after the Closing, or any incident, occurrence, condition or claim first arising and accruing after the Closing and relating to the operation of the Business or the ownership or use of the Purchased Assets after the Closing, but in any case only if the matter is not of a type for which the Seller and the Shareholder are obligated to indemnify the Buyer under Section 10.1 hereof.

      10.3   Procedures for Making Claims.  If and when a party (the “Indemnitee”) desires to assert a claim for Indemnifiable Damages against another party or parties (collectively, the “Indemnitor”) pursuant to the provisions of this Article X, the Indemnitee shall deliver a Notice of Claim to the Indemnitor reasonably promptly after Indemnitee’s receipt of a claim or specific and affirmative awareness of a potential claim.  If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall simultaneously deliver a Notice of Objection to the Indemnitee within fifteen (15) days after the Indemnitee’s delivery of the Notice of Claim.  If the Notice of Objection shall not have been so delivered within such fifteen (15) day period, all Indemnitors shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and the Indemnifiable Damages set forth in the Notice of Claim shall be promptly paid to the Indemnitee on demand, in cash (except when litigation has commenced, during which time the following payments shall be stayed until settlement or other outcome of the litigation).  If the Indemnitor shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the Notice of Objection, then such claims shall be settled by arbitration pursuant to Section 11.5 hereof.  If, by arbitration, it shall be determined that the Indemnitee shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to the Indemnitee by the Indemnitor in the same manner as if the Indemnitor had not delivered a Notice of Objection.

10.4  Participation in Defense of Third Party Claims.  If any Third Party shall assert any claim against an Indemnitee which, if successful, might result in an obligation of the Indemnitor to pay Indemnifiable Damages and which can be remedied to the sole satisfaction of the Indemnitee by the payment of money damages without further adverse consequence to the Indemnitee, the Indemnitor, at the sole expense of the Indemnitor, may assume the primary defense thereof with counsel reasonably acceptable to the Indemnitee, but only if and so long as:  (i) the Indemnitor diligently pursues the defense of such claim; (ii) the Indemnitor acknowledges to the Indemnitee in writing that the claim, if resolved or settled adversely to the Indemnitee, is one for which the Indemnitor is obligated to indemnify the Indemnitee hereunder; and (iii) the Indemnitor reasonably demonstrates to the Indemnitee that the Indemnitor currently possesses sufficient cash and/or other liquid assets adequate to defend and, if necessary, in the event that the claim is resolved or settled adversely to the Indemnitor, satisfy the claim.  If the Indemnitor fails or is unable so to elect to assume the primary defense of any such claim, the Indemnitee may (but need not) do so; in which event the Indemnitee may defend, settle or compromise the claim, at the expense and cost of the Indemnitor, in any such manner as the Indemnitee reasonably deems appropriate.

10.5  Survival of Indemnification.  An Indemnitor’s obligation to pay Indemnifiable Damages arising out of claims described in Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.2(b), 10.2(c) and 10.2(d) hereof shall survive the Closing of this transaction indefinitely.  The representations and warranties contained in Articles IV and V hereof, and an Indemnitor’s obligation to pay Indemnifiable Damages arising out of Section 10.1(a) or 10.2(a) hereof, as the case may be, shall survive the Closing Date, as follows:

i.
Certain Representations.  With respect to claims based upon Breach of any representation or warranty contained in Sections 4.1, 4.2, 4.4, 4.7 (the first sentence thereof), 4.25, 4.26, 4.27, 4.28, 5.1 and 5.3 hereof, indefinitely;

ii.	Taxes. With respect to claims based upon Breach of any representation or warranty contained in Section 4.18 hereof, for a period equal to the applicable statute of limitations; and

iii.
All Other Claims.  In the case of all other claims based upon Breach of a representation or warranty, for a period commencing on the date hereof and ending on the date which is eighteen (18) months after the Closing Date.

No claim for recovery of Indemnifiable Damages arising out of Section 10.1(a) or Section 10.2(a) hereof may be asserted by an Indemnitee after the expiration of the applicable time period described in the foregoing Sections 10.5(i)-(iii); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.  Neither the period of survival nor the liability of the Seller and the Company with respect to their representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Buyer.

           10.6           Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:  (a) an Indemnitor shall not be liable for any claim for indemnification pursuant to Section 10.1(a) or 10.2(a), unless and until the aggregate amount of Indemnifiable Damages which may be recovered from the Indemnifying Party equals or exceeds $100,000 (such amount, the “Deductible”), whereupon the Indemnitee shall be entitled to indemnification only for the amount of such Indemnifiable Damages in excess of the Deductible; and (b) the maximum total amount of all Indemnifiable Damages all Indemnitors shall be liable for all claims for indemnification pursuant to Section 10.1(a) shall be $4,000,000.

           10.7           Reduction in Claims.  The amount of Indemnifiable Damages otherwise payable to a Indemnitee shall be net of any insurance proceeds actually received by such Indemnitee under insurance policies maintained by such Indemnitee.  Each Indemnitee shall in good faith pursue and attempt to collect all insurance proceeds recoverable under such insurance policies.

           10.8           Exclusive Remedies.  Except for criminal acts or intentional misrepresentations, the sole and exclusive remedy of a party to this Agreement from and after the Closing for any claim arising under this Agreement against the other parties hereto shall be the indemnification provisions of this Article X.

           10.9           Offset.  The Buyer shall be entitled to offset against any obligations owed by the Buyer to the Seller or the Shareholder (including pursuant to the Note) the sum of all Indemnifiable Damages that the Buyer is entitled to pursuant to Section 10.1 hereof and any other amount which may be owed by Seller or Shareholder to Buyer hereunder; provided that from and after the First Payment Date, Buyer’s first recourse for payment of any Indemnifiable Damages shall be obligations owed under the Note.

ARTICLE XI

TERMINATION

           11.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the Buyer if, between the date hereof and the Closing:  (i) an event or condition occurs that has resulted in a Material Adverse Effect on the Business, (ii) any representations and warranties of the Seller and the Shareholder contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, and such breach is not cured within ten (10) Business Days, (iii) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied, (iv) Seller or Shareholder shall have attempted to terminate this Agreement without grounds to do so; or (v) the Seller or the Shareholder makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or the Shareholder seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Laws and Rules relating to bankruptcy, insolvency or reorganization;

(b)           by the Shareholder or the Seller if, between the date hereof and the Closing:  (i) any representations and warranties of the Buyer contained in this Agreement shall not have been true and correct in all material respects when made, and such breach is not cured within ten (10) Business Days, (ii) an event has occurred (other than a breach of this Agreement by Shareholder or Seller) such that a condition to the obligations of Shareholder and Seller cannot be satisfied or (iii) Buyer shall have attempted to terminate this Agreement without grounds to do so;

(c)           by either the Seller or the Buyer if the Closing shall not have occurred by March 25, 2008; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)           by either the Buyer or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e)           by the mutual written consent of the Seller and the Buyer.

11.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 12.4 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1           Further Assurances.  Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in the Buyer the Purchased Assets or to otherwise carry out the terms and conditions of this Agreement.

12.2           Benefit and Assignment.  No party may assign any of its rights and delegate any of its obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors, assignees and beneficiaries in interest.

12.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida (regardless of such State’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

12.4           Expenses.  Except as otherwise herein provided, all expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses and costs.

12.5           Arbitration.  Any controversy, dispute or claim arising out of or relating to this Agreement (including, but not limited to, any claim regarding the scope or effect of this Section and any claim that this Section is invalid or unenforceable) or the agreements executed at the Closing, or the Breach hereof or thereof, shall be settled by a single arbitrator in binding arbitration conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (or such other arbitration service as the parties may agree upon), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator’s decision shall be in writing.  In addition to the Commercial Arbitration Rules of the AAA and unless otherwise agreed to by the parties, the following rules shall apply:

(a)           Each party shall be entitled to discovery exclusively by the following means:  (i) requests for admission; (ii) requests for production of documents; (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory); and (iv) depositions of no more than six individuals.

(b)           Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c)           Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.

(d)           The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an Order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator.  The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration Proceeding and any necessary court action.  However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a Breach of this Agreement pending a final award or further order by the arbitrator.  Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

12.6           Notices.  Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section), or (iii) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

If to the Buyer:	TL Acquisition Group LLC
6442 City West Parkway
Minneapolis, MN 55344
ATTN: Chief Financial Officer and
ATTN: General Counsel
                                                                                       Facsimile Number: (763) 212-1993

With a copy to:                                                           Alexander P. Fraser, Esq.
Michael H. Altman, Esq.
Michael Best & Friedrich LLP
100 East Wisconsin Avenue
Milwaukee, WI  53202-4108
Facsimile Number: (414) 277-0656

If to the Seller and/or
the Shareholder:                          American Leisure Holdings, Inc.
2460 Sand Lake Road
Orlando, FL  32809
Attention: Matt Hagler
Facsimile Number: (407) 251-8455

With a copy to:                            Foley & Lardner LLP
100 N. Tampa St., Suite 2700
Tampa, FL  33602
Attention: Curt P. Creely, Esq.
Facsimile Number: (813) 221-4210

12.7           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

12.8           Headings.  All Section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

12.9           Amendment, Modification and Waiver.  This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto.  Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.  Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

12.10         Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto and the Disclosure Schedule delivered herewith represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof (including the Letter of Intent from Buyer to Seller, dated February 29, 2008) and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

12.11         Third Party Beneficiaries.  No third parties are intended to benefit from this Agreement, and no third party beneficiary rights shall be implied from anything contained in this Agreement.

12.12          Publicity.  The Buyer and the Seller agree that no publicity announcements or disclosures of any kind concerning the terms of this Agreement or concerning the Contemplated Transactions shall be made without the written consent of the Buyer and the Seller, except to the extent that disclosure is required by Law or to accountants, counsel, other professionals and to lenders on a “need to know” basis who similarly agree to maintain the confidentiality of the Agreement and its terms.

12.13          Confidentiality.  Between the date of this Agreement and the Closing Date, each party will maintain in confidence, and will cause its respective directors, officers, employees, agents, representatives and advisors to maintain in confidence, any written or oral information (including but not limited to the fact that Seller is for sale or that Buyer is interested in buying Seller) obtained in confidence from the other party (or its directors, officers, employees, agents, representatives and advisors) in connection with this Agreement or the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BUYER:

TL ACQUISITION GROUP LLC

By: /s/ Nicholas C. Bluhm, Sr.
Name:  Nicholas C. Bluhm, Sr.
Title:  Secretary and Treasurer

SELLER:

AMERICAN LEISURE EQUITIES CORPORATION d/b/a TRAVELEADERS, INC.

By: /s/ Malcolm J. Wright
Name:  Malcolm J. Wright
Title:  Chief Executive Officer

SHAREHOLDER:

AMERICAN LEISURE HOLDINGS, INC.

By:  /s/ Malcolm J. Wright
Name:  Malcolm J. Wright
Title:  Chief Executive Officer

LIST OF EXHIBITS

A.  ALG Guaranty

B. Promissory Note

C. Non-Competition Agreement

D. Strategic Alliance Agreement

E. Assumption Agreement

F. Opinion of Counsel

G. Bill of Sale

H.  TAG Guaranty